EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS

TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

						Three Months Ended
	Year Ended December 31					March 31
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
Earnings:

Income from continuing operations before extraordinary items (1)	$57,933	$53,261	$61,499	$74,252	$84,602	$20,613	$23,300
Fixed charges	38,866	34,644	44,644	59,833	76,824	19,580	20,773
Capitalized interest	(3,079)	(841)	(170)	(1,535)	(875)	(137)	(265)
Equity (earnings) losses in less than 50% owned subsidiary	(318)	(332)	(15)	(270)

Earnings	$93,402	$86,732	$105,958	$132,280	$160,551	$40,056	$43,808

Fixed charges:

Interest expense (2)	$34,622	$32,028	$42,101	$55,377	$72,556	$18,552	$19,645
Capitalized interest	3,079	841	170	1,535	875	137	265
Amortization of loan expenses	1,165	1,775	2,373	2,921	3,393	891	863

Fixed charges	$38,866	$34,644	$44,644	$59,833	$76,824	$19,580	$20,773

Consolidated ratio of earnings to fixed charges	2.40	2.50	2.37	2.21	2.09	2.05	2.11

Earnings:

Income from continuing operations before extraordinary items (1)	$57,933	$53,261	$61,499	$74,252	$84,602	$20,613	$23,300
Fixed charges	38,866	34,644	44,644	59,833	76,824	19,580	20,773
Capitalized interest	(3,079)	(841)	(170)	(1,535)	(875)	(137)	(265)
Equity (earnings) losses in less than 50% owned subsidiary	(318)	(332)	(15)	(270)

Earnings	$93,402	$86,732	$105,958	$132,280	$160,551	$40,056	$43,808

Combined fixed charges and preferred stock dividends:

Interest expense (2)	$34,622	$32,028	$42,101	$55,377	$72,556	$18,552	$19,645
Capitalized interest	3,079	841	170	1,535	875	137	265
Amortization of loan expenses	1,165	1,775	2,373	2,921	3,393	891	863

Fixed charges	38,866	34,644	44,644	59,833	76,824	19,580	20,773
Preferred stock dividends	13,490	13,505	12,468	9,218	12,737	2,270	5,436

Combined fixed charges and preferred stock dividends	$52,356	$48,149	$57,112	$69,051	$89,561	$21,850	$26,209

Consolidated ratio of earnings to combined fixed charges and

preferred stock dividends	1.78	1.80	1.86	1.92	1.79	1.83	1.67

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 to discontinued operations.

(2)	For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations, in accordance with FASB Statement No. 144.